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                                                                     EXHIBIT 3.5




                CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES
                                AND PRIVILEGES OF

                  SERIES A PARTICIPATING PREFERRED STOCK AND
                    SERIES B PARTICIPATING PREFERRED STOCK
                            OF STORMEDIA INCORPORATED

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware




     We, Stephen Abely and Judith M. O'Brien, the Vice President, Finance and Chief Financial Officer and the Secretary, respectively, of StorMedia Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on July 25, 1996 adopted the following resolution creating a series of 50,000 shares of Preferred Stock designated as Series A Participating Preferred Stock and a series of 20,000 shares of Preferred Stock designated as Series B Participating Preferred Stock:

     "RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Corporation, to be designated "Series A Participating Preferred Stock," par value $0.01 per share, initially consisting of 50,000 shares and a series of Preferred Stock of the Corporation to be designated "Series B Participating Preferred Stock," par value $0.01 per share, initially consisting of 20,000 shares. To the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series A Participating Preferred Stock and Series B Participating Preferred Stock are not stated and expressed in the Certificate of Incorporation, the Board of Directors does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

     Section 1. Designation and Amount. The shares shall be designated as "Series A Participating Preferred Stock," par value $0.01 per share, with 50,000 shares constituting such series and "Series B Participating Preferred Stock," par value $0.01 per share, with 20,000 shares constituting such series.

     Section 2. Dividends and Distributions.

     a. Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating
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          Preferred Stock and Series B Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock and Series B Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of September, December, March and June in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock or Series B Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Class A Common Stock or Class B Common Stock or a subdivision of the outstanding shares of Class A Common Stock or Class B Common Stock (by reclassification or otherwise), declared on the Class A Common Stock or Class B Common Stock of the Corporation (jointly, the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock or Series B Participating Preferred Stock. In the event the Corporation shall at any time after August 16, 1996 (the "Rights Dividend Declaration Date") (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock, or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time after August 16, 1996 (the "Rights Dividend Declaration Date") (i) declare any dividend on Class B Common Stock payable in shares of Class B Common Stock, (ii) subdivide the outstanding Class A Common Stock, or (iii) combine the outstanding Class B Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Class B Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class B Common Stock that were outstanding immediately prior to such event.

     b. The Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock and Series B Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock). No dividends shall be paid with respect to either the Series A Participating Preferred
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          Stock or Series B Participating Preferred Stock unless equal dividends are paid with respect to the other series of Participating Preferred Stock.

     c. Dividends shall begin to accrue on outstanding shares of Series A Participating Preferred Stock and Series B Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Preferred Stock and Series B Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock or Series B Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock or Series B Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock and Series B Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     Section 3. Conversion.

     a. Shares of Series A Participating Preferred Stock held by Prudential Private Equity Investors III, L.P. ("PPEI") Prudential Insurance Company of America ("Prudential") or any of their affiliates may be converted, at the option of the holder thereof at any time, into an equal number of fully paid and non-assessable shares of Series B Participating Preferred Stock. The Corporation shall at all times take such action as is necessary to assure that an adequate number of shares of Series B Participating Preferred Stock is available and reserved for issuance upon such a conversion of all outstanding shares of Series A Participating Preferred Stock. The Corporation will not take any action with respect to any series or class of its capital stock if subsequent to such action the provisions of the preceding sentence could not be complied with.

     b. Subject to the terms and conditions of this paragraph 3.B. the holder of any share or shares of Series B Participating Preferred Stock shall have the right, at its option, to convert any shares of Series B Participating Preferred Stock (except that upon any liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on Series B Participating Preferred Stock) into an equal number of fully paid and nonassessable shares of Series A Participating Preferred Stock upon the occurrence of a Conversion
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          Event (as defined below) with respect to such shares of Series B
          Participating Preferred Stock, provided that, in the case of any Conversion Event set forth in subparagraph 5.D.(4) or D.(6) through D.(8) of this section, such right of conversion shall exist only during the 60-day period following receipt by such holder of express notice of the occurrence of such Conversion Event and shall lapse thereafter until the occurrence of any subsequent Conversion Event.

     c. The rights of conversion set forth in paragraphs 3.A. and 3.B. above shall be exercised by the holder thereof by giving written notice to the Corporation that the holder elects to convert a stated number of shares of Series A Participating Preferred Stock into Series B Participating Preferred Stock or a stated number of shares of Series B Participating Preferred Stock into Series A Participating Preferred Stock (as applicable) and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of Series A Participating Preferred Stock or Series B Participating Preferred Stock, as applicable) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Series A Participating Preferred Stock or Series B Participating Preferred Stock, as applicable, shall be issued.

     d. Each of the following shall constitute a "Conversion Event" with respect to shares of Series B Participating Preferred Stock:

          (1) upon the transfer of such shares by PPEI or a party affiliated with PPEI or Prudential to a party not affiliated with PPEI or Prudential;

          (2) upon the distribution of such shares to any limited partner of PPEI other than Prudential Equity Investors, Inc. or any other affiliate of Prudential;

          (3) if, after giving effect to conversion of such shares, PPEI and Prudential or any affiliate thereof would not collectively hold more than 19.9% of the aggregate voting capital stock of the Corporation, provided, that at the time of such conversion either
               (a) William J. Almon, his spouse and lineal descendants, or any trust or partnership controlled by such persons, taken together or (b) at least one stockholder not affiliated with Prudential or PPEI owns a larger percentage of the aggregate of Class A Common Stock and Series A Participating Preferred than PPEI, Prudential and its affiliates taken together;

          (4) if, for two consecutive quarterly periods of the Corporation, the quarterly financial statement of the Corporation shows that it has suffered a net loss from
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               operations (with the Corporation's net income or loss from operations to be calculated in accordance with generally accepted accounting principles consistently applied, but before taking into account any non-cash or extraordinary items of income or expense);

          (5) upon a sale of all or substantially all the assets of the Corporation or of the Corporation and its subsidiaries on a consolidated basis or upon any other acquisition of the Corporation or any of its subsidiaries by merger, a negotiated stock purchase or a purchase pursuant to a tender for substantially all of the outstanding shares of Common Stock of the Corporation or such subsidiary;

          (6) upon any default or event of default under any material agreement pursuant to which the Corporation or any of its subsidiaries has incurred indebtedness for borrowed money, provided that the holder of such shares is not a holder (or in the case of Prudential or its affiliates, neither Prudential nor any of its affiliates is a holder) of such indebtedness (unless and until such default or event of default is cured or waived);

          (7) if, during any twelve-month period, more than 30% of the Corporation's directors resign or are replaced;

          (8) upon a failure by the Corporation or any of its subsidiaries to make payment due (whether principal or interest) on indebtedness for borrowed money, if the holder of such indebtedness is a holder of such shares (or in the case of Prudential or its affiliates, either Prudential or one of its affiliates is a holder of such indebtedness);

          (9) at such time as William J. Almon, his spouse and lineal descendants, or any trust or partnership controlled by any one of them, taken together, own less than 423,000 shares of the Class A Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like effected after the date hereof); and

               (a) at any time PPEI believes conversion is necessary to avoid any tax, accounting or legal difficulties.

     e. ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly after the receipt of the written notice referred to in subparagraph C above and surrender of the certificate or certificates for the share or shares of Series A Participating Preferred
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          Stock or Series B Participating Preferred Stock (as applicable) to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of Series A Participating Preferred Stock or Series B Participating Preferred Stock (as applicable) issuable upon the conversion of such share or shares. To the extent permitted by law, such conversion shall be deemed to have been effected immediately prior to the close of business on the day the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares being converted shall cease, and the person or persons in whose name or names any certificate or certificates for shares being issued upon said conversion shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends declared and unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph E. In case the number of shares represented by the certificate or certificates surrendered pursuant to subparagraph C exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of the series represented by the certificate or certificates surrendered which are not to be converted.

     f. SUBDIVISION OR COMBINATION OF STOCK. If the Corporation in any manner subdivides its outstanding shares of Series A Participating Preferred Stock or Series B Participating Preferred Stock into a greater number of shares of such series, then the shares of the other series of Participating Preferred Stock shall be similarly subdivided, and, if the Corporation in any manner combines its outstanding shares of Series A Participating Preferred Stock or Series B Participating Preferred Stock into a smaller number of shares of such series, then the shares of the other series of Participating Preferred Stock immediately prior to such combination shall be proportionately reduced.

     g. NOTICE OF ADJUSTMENT. Upon any adjustment made pursuant to subparagraph F, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of the series of Participating Preferred Stock not subdivided or combined (the "Unadjusted Series") at the address of such holder as shown on the books of the Corporation, which notice shall state the number of shares of the other series of Participating Preferred Stock issuable upon conversion of the Unadjusted Series resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     h.   OTHER NOTICES. In case at any time:
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          a.   the Corporation shall declare any dividend upon its Series A
               Participating Preferred Stock payable in cash or stock or make any other distribution to the holders of its Series A Participating Preferred Stock;

          b. the Corporation shall offer for subscription pro rata to the holders of its Series A Participating Preferred Stock any additional shares of stock of any class or other rights;

          c. there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation;

          d. there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

          e. the Corporation shall take any action or there shall be any event which would result in a Conversion Event, then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series B Participating Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place, (c) in the case of the occurrence of a Conversion Event, promptly upon such occurrence. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Series A Participating Preferred Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Series A Participating Preferred Stock shall be entitled to exchange their Series A Participating Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

     i. STOCK TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized Series A Participating Preferred Stock or its treasury shares, solely for the purpose of issuance upon the conversion of the Series B Participating Preferred Stock as herein provided such number of shares of Series A Participating Preferred Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Participating Preferred Stock. The Corporation covenants that all shares of Series A Participating Preferred Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from
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          all taxes, liens and charges with respect to the issuance thereof. The
          Corporation will take all such action as may be necessary to assure that all such shares of Series A Participating Preferred Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Series A Participating Preferred Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the number of shares of Series A Participating Preferred Stock issuable upon conversion of the Series B Participating Preferred Stock if the total number of shares of Series A Participating
          Preferred Stock issued and issuable after such action upon conversion of the Series B Participating Preferred Stock would exceed the total number of shares of Series A Participating Preferred Stock then authorized by the Corporation's Certificate of Incorporation.

     Section 4. Voting Rights.

     a. The holders of shares of Series A Participating Preferred Stock shall have the following voting rights:

          (1) Subject to the provision for adjustment hereinafter set forth, each share of Series A Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock, or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     b. Holders of Series B Participating Preferred Stock shall have no rights to vote except as provided in this paragraph 4.B. and as otherwise expressly provided by law. Each holder of Series B Participating Preferred Stock (x) shall be entitled to vote, together as a single class with the holders of the Series A Participating Preferred Stock and Common Stock, (y) subject to the provision for adjustment hereinafter set forth, shall be entitled to 1,000 votes for each share of Series A Participating Preferred Stock issuable to such holder on conversion of the Series B Participating Preferred Stock, and (z)
          shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, in each case only with respect to the following corporate actions (each a "Voting Event"):
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          (1)  any amendment or modification to the Certificate of Incorporation or Bylaws of the Corporation;

          (2) the liquidation, dissolution, winding-up or bankruptcy of the Corporation, the reorganization, reclassification or recapitalization of the capital stock of the Corporation, or the sale of all or substantially all of the property and assets of the Corporation (other than sales of inventory in the ordinary course of business);

          (3) at such time as it shall be subject to a vote of the stockholders of the Corporation, any material change in the nature of the Corporation's business from that of designing, manufacturing, marketing and distributing thin film disk media;

          (4) any merger, consolidation or other business combination of the Corporation or any of its subsidiaries with or into another entity requiring submission for approval to the stockholders of the Corporation.

          Notwithstanding the foregoing, in the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock, or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Participating Preferred Stock were entitled immediately prior to such event (as if a Voting Event had occurred) shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     c. Except as otherwise provided herein or by law, the holders of shares of Series A Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation. In the event of a matter which is a Series B Participating Preferred Stock Voting Event, the holders of shares of Series A Participating Preferred Stock, Series B Participating Preferred Stock and Common Stock shall vote together as one class.

     d. Except as required by law, holders of Series A Participating Preferred Stock and Series B Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 5. Certain Restrictions.

     a. The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock or Series B Participating Preferred Stock unless concurrently therewith it shall declare a dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration the Series A Participating Preferred Stock or Series B Participating Preferred Stock as required by Section 2 hereof.

     b. Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock or Series B Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock or Series B Participating Preferred Stock, as applicable, outstanding shall have been paid in full, the Corporation shall not

          (1) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock or Series B Participating Preferred Stock;

          (2) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Participating Preferred Stock or Series B Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and Series B Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (3) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock or Series B Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock or Series B Participating Preferred Stock;
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          (4)  purchase or otherwise acquire for consideration any shares of
               Series A Participating Preferred Stock, Series B Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Participating Preferred Stock or Series B Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     c. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph A. of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

     Section 6. Reacquired Shares. Any shares of either Series A Participating Preferred Stock or Series B Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 7.  Liquidation, Dissolution or Winding Up.

     a. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock or Series B Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Participating Preferred Stock and Series B Participating Preferred Stock shall have received $7,500 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Liquidation Preference"). Following the payment of the full amount of the Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Participating Preferred Stock or Series B Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalization with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Participating Preferred Stock, Series B Participating Preferred Stock and Common Stock, respectively, holders of Series A Participating Preferred Stock, Series B Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

     b. In the event, however, that there are not sufficient assets available to permit payment in full of the Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Participating Preferred Stock or Series B Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

     c. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock and Series B Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Participating Preferred Stock and Series B Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 9. No Redemption. The shares of Series A Participating Preferred Stock and Series B Participating Preferred Stock shall not be redeemable.

     Section 10. Ranking. The Series A Participating Preferred Stock and Series
                 B Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     Section 11. Amendment. The Corrected Amended and Restated Certificate of

                 Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Participating Preferred Stock or Series B Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Participating Preferred Stock and Series B Participating Preferred Stock, voting separately as a class.

     Section 12. Fractional Shares. Series A Participating Preferred Stock and
                 Series B Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock or Series B Participating Preferred Stock, as applicable.

     RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this corporation be, and they hereby are, authorized and directed to prepare and file (or cause to be prepared and filed) a Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution."

     IN WITNESS WHEREOF, we have executed and subscribed to this Certificate and do hereby affirm the foregoing as true under the penalties of perjury this 9th day of August, 1996.




                                             /s/ Stephen Abely
                                             -----------------------------------
                                             Stephen Abely, Vice President,
                                             Finance and Chief Financial Officer




                                             /s/ Judith M. O'Brien
                                             -----------------------------------
                                             Judith M. O'Brien, Secretary